EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”), dated as of February 21, 2007, is by and between Mobility California, Inc., a Delaware corporation (collectively referred to herein as “Seller”), and Mission Technology Group, Inc., a California corporation (“Buyer”). Seller and Buyer are sometimes each referred to herein as a “Party” and collectively, as the “Parties.”
W I T N E S S E T H :
     WHEREAS, Seller desires to sell, and the Buyer desires to purchase, certain assets of Seller;
     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
     1.1. Definitions. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.
ARTICLE II
Purchase and Sale
     2.1. Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances (other than Assumed Liabilities) and Buyer shall purchase, accept and acquire from Seller, the Assets.
     2.2. Purchase Price.
          (a) Subject to subsection (c) below, the purchase price for the Assets shall be equal to: (1) an amount equal to Three Million Eight Hundred Thousand Dollars ($3,800,000) in cash (the “Cash Consideration”); and (2) a number of shares of common stock of Buyer equal to fifteen percent (15%) of the fully-diluted shares of capital stock of Buyer as of the Closing (specifically taking into account the shares of capital stock issued by Buyer prior to the Closing (the “Buyer Shares”, and collectively with the Cash Consideration, the “Purchase Price”)). The Cash Consideration shall be paid as follows:
(i)	Two Million Five Hundred Thousand Dollars ($2,500,000) shall be payable pursuant to the terms of a secured promissory note, in substantially the form of Exhibit B attached hereto (the “1st Note”); and

(ii)	One Million Three Hundred Thousand Dollars shall be payable pursuant to the terms of a secured promissory note, in substantially the form of Exhibit B attached hereto (the “2nd Note”).
          (b) In addition to the Purchase Price, Buyer shall assume the Assumed Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any obligation or liability of Seller.
          (c) Immediately prior to the Closing, Buyer and Seller shall jointly audit the inventory of Seller included in the Assets to determine the quantity and value of such inventory as of and on the Closing Date (the “Closing Inventory”), the methodology for which valuation shall be consistent with the methodology utilized by Seller in determining the value of the inventory listed on Schedule I to Exhibit A attached hereto. In the event that the agreed upon valuation of the Closing Inventory is less than $1,300,000, then such deficit shall be subtracted on a dollar-for-dollar basis, from the 2nd Note. In the event that the agreed upon valuation of the Closing Inventory is more than $1,300,000, than such surplus shall be added on a dollar-for-dollar basis to the 2nd Note.
     2.3. Allocation of Purchase Price. At or prior to the Closing, Seller shall deliver to Buyer a statement setting forth Seller’s good faith determination of the manner in which the consideration referred to in Section 2.2(a) is to be allocated among the Assets; with such allocation being made as provided in Section 1060 of the Internal Revenue Code of 1986 (the “Code”). Buyer and Seller shall use all reasonable commercial efforts to agree on such allocation and shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such allocation. The Parties shall not take any position on their respective income tax returns that is inconsistent with such allocation. The Parties shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 2.3.
     2.4. Ancillary Agreements. At the Closing (as defined below), the Parties will enter into the following additional agreements (the “Ancillary Agreements”):
          (a) a Bill of Sale, in form and substance reasonably acceptable to both Parties;
          (b) an Assignment and Assumption Agreement, in form and substance reasonably acceptable to both Parties;
          (c) a Contract Assignment and Assumption Agreement (including the consent of any party to a contract required for such assignment), in form and substance reasonably acceptable to both Parties, for the Seller Contracts;
          (d) a Security Agreement, in the form of Exhibit D attached hereto;
          (e) a Pledge Agreement, in the form of Exhibit E attached hereto;
          (f) a Stockholder Agreement, in the form of Exhibit F attached hereto;

          (g) a Trademark Assignment Agreement, in form and substance reasonably acceptable to both Parties, assigning all trademarks included in the Assets from Seller to Buyer;
          (h) a Patent Assignment Agreement, in form and substance reasonably acceptable to both Parties, assigning all patents and patent applications included in the Assets from Seller to Buyer;
          (i) a License Agreement, in form and substance reasonably acceptable to both Parties, whereby Seller will license from Buyer the Rhesus technology (which technology is included in the Assets); and
          (j) a Sublicense Agreement, in form and substance reasonably acceptable to both Parties, whereby Seller will grant Buyer a sublicense to the specific expansion and docking patents and patent applications listed in an exhibit to such Sublicense Agreement.
     2.5. Closing. The closing of the sale of the Assets to Buyer (the “Closing”) will take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 76092, at 10:00 a.m. (Texas time) on February 23, 2007, or such later date as may be mutually agreed upon by the Parties. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.
     2.6. Delivery. At the Closing, subject to the terms and conditions hereof, Seller and Buyer will execute the Transactional Agreements and other documents as may (in the reasonable judgment of Buyer or its counsel) be necessary and appropriate to comply with the obligations of this Agreement and to assign, convey, transfer and deliver to Buyer good and valid title to the Assets free of any Encumbrances; and Buyer shall deliver certificates representing the Buyer Shares to Seller. In addition, at the Closing, Seller and Buyer will deliver to each other a closing certificate (the “Closing Certificate”) that: (a) represents and warrants that (i) each of the representations and warranties of such Party in this Agreement was accurate in all material respects as of the date of this Agreement; (ii) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by such Party in this Agreement is accurate in all respects as of the Closing Date; (iii) except as set forth in the Closing Certificate, each of the covenants and obligations that such Party is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects or waived by the other party; and (iv) except as set forth in the Closing Certificate, each of the conditions set forth in Sections 5.1 and 5.3, as to Seller, or as set forth in Sections 5.2 and 5.4 as to Buyer, has been satisfied in all respects or waived by the other Party; and (b) attaches thereto (i) resolutions approved by the Board of Directors of such Party authorizing the transactions contemplated hereby and a representation that such resolutions are in full force and effect, and (ii) good standing certificates (including tax good standing) with respect to such entity from the applicable authority(ies) any jurisdiction in which such entity is qualified to do business, dated a date within fifteen (15) days of the Closing.

ARTICLE III
Representations and Warranties of Seller
     Seller represents and warrants, to and for the benefit of Buyer, that the following are true and correct as of the date hereof. Schedules referenced in this Article III are contained in the Disclosure Schedule of Seller (the “Seller Disclosure Schedule”), of even date herewith, and all information contained in the Seller Disclosure Schedule and in Seller’s Closing Certificate shall be deemed to be representations and warranties made under the Agreement.
     3.1. Organization and Good Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transactional Agreements and to consummate the transactions contemplated thereby. Seller is duly qualified and licensed to do business and is in good standing in each State in which it is required by laws to be qualified to do business.
     3.2. Authorization and Validity. The execution, delivery and performance by Seller of the Transactional Agreements and the other agreements and documents contemplated thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. The Transactional Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
     3.3. No Violation. Neither the execution, delivery or performance of the Transactional Agreements nor the consummation of the transactions contemplated thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which the Seller is bound or to which the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Assets, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the Assets.
     3.4. Consents. Except as set forth in Schedule 3.4, no consent, authorization, approval, permit or license of, or filing with, any Governmental Body or authority, any lender or lessor is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.
     3.5. Title to Assets. Seller owns, and has good and valid title to, all of the Assets. Except as set forth in Schedule 3.5, all of the Assets are owned by Seller free and clear of any Encumbrances. All tangible Assets are in good condition and repair (ordinary wear and tear excepted).
     3.6. Seller Contracts.

          (a) Schedule 3.6(a) identifies each Seller Contract. Seller has delivered to Buyer accurate and complete copies of the Seller Contracts, including all amendments thereto. Each Seller Contract is valid and in full force and effect.
          (b) Except as set forth in Schedule 3.6(b), neither Seller, nor to Seller’s Knowledge, any other Person has violated or breached, or declared or committed any default under, any Seller Contract. To Seller’s Knowledge, (i) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (ii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iii) Seller has not waived any right under any Seller Contract, which materially and adversely affects the rights of Seller under such Seller Contract.
          (c) Except as set forth in Schedule 3.6(c), no consent of any Person or notice to any Person is required for the assignment of any Seller Contract to Buyer in connection with the Transaction Agreements or any other agreement contemplated thereby.
     3.7. Patents, Trademarks, Service Marks and Copyrights. Seller exclusively owns all right, title and interest to and in the Seller IP, free and clear of any Encumbrances. Except as set forth in Schedule 3.7, Seller is not bound by, and no Seller IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.
     3.8. Trade Secrets and Customer Lists. Seller has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all products presently sold or marketed by Seller in the Expansion Business.
     3.9. Compliance with Laws. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the Expansion Business. There are no existing violations of any federal, state or local law or regulation that could materially affect the Assets. Seller possesses all necessary, material licenses, franchises, permits and governmental authorizations of Governmental Bodies to conduct the Expansion Business as now conducted.
     3.10. Finder’s Fee. Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.
     3.11. Proceedings; Orders. There is no pending Proceeding, and, to Seller’s Knowledge, no Person has threatened to commence any Proceeding: (i) that involves the Expansion Business or that otherwise relates to any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactional Agreements. There is no Order to which Seller, with respect to the Expansion Business, or any of the Assets, is subject.
ARTICLE IV
Representations and Warranties of Buyer
     Buyer represents and warrants, to and for the benefit of Seller, that the following are true and correct as of the date hereof. Schedules referenced in this Article IV are contained in the Disclosure Schedule of Buyer of even date herewith (the “Buyer Disclosure Schedule”) and all information contained in the Buyer Disclosure Schedule and Buyer’s Closing Certificate shall be deemed to be representations and warranties made under this Agreement.
     4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transactional Agreements and to consummate the transactions contemplated thereby.
     4.2. Authorization and Validity. The execution, delivery and performance by Buyer of the Transactional Agreements and the other agreements and documents contemplated thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Buyer. The Transactional Agreements have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
     4.3. Capitalization. The authorized capital of Buyer consists of:
          (a) 1,000,000 shares of common stock, no par value per share (the “Common Stock”), 385,000 shares of which are issued and outstanding immediately. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
          (b) Buyer has reserved 40,000 shares of Common Stock for issuance to officers, directors, employees and consultants of Buyer pursuant to its Stock Option Plan duly adopted by the Board of Directors of Buyer and approved by the shareholders of Buyer (the “Stock Plan”). Of such reserved shares of Common Stock, zero (0) shares have been issued pursuant to restricted stock purchase agreements, options to purchase zero (0) shares have been granted and are currently outstanding, and 40,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Buyer has furnished to Seller complete and accurate copies of the Stock Plan and forms of agreements used thereunder.
          (c) Section 4.3(d) of the Buyer Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except as set forth in Section 4.3(d) of the Buyer Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.
     4.4. No Violation. Neither the execution, delivery or performance of the Transactional Agreements nor the consummation of the transactions contemplated thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or any agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Buyer.
     4.5. Consents. No consent, authorization, approval, permit or license of, or filing with, any Governmental Body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transactional Agreements or the other agreements contemplated hereby on the part of Buyer.
     4.6. Liabilities. Buyer has no material liabilities and no material contingent liabilities not disclosed in the Buyer Financial Statements, except current liabilities incurred in the Ordinary Course of Business which have not been, either in any individual case or in the aggregate, materially adverse.
     4.7. Compliance with Laws. Buyer has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the business of Buyer. There are no existing violations of any federal, state or local law or regulation that could materially affect the assets or the property or business of Buyer. Buyer possesses all necessary, material licenses, franchises, permits and governmental authorizations of Governmental Bodies to conduct its business as now conducted.
     4.8. Proceedings; Orders. There is no pending Proceeding, and, to Buyer’s Knowledge, no Person has threatened to commence any Proceeding: (i) that involves Buyer; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactional Agreements. There is no Order to which Buyer, or any of the assets owned or used by Buyer, is subject.
     4.9. Finder’s Fee. Buyer has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.
     4.10. Buyer Shares. All of the Buyer Shares to be delivered to the Buyer at the Closing, will be duly authorized, validly issued, fully paid, and non-assessable, and Buyer will be the absolute owner of the Buyer Shares free, clear and discharged of any and all liens and encumbrances.

ARTICLE V
Pre-Closing Covenants and Conditions to Closing
     5.1. Pre-Closing Covenants of the Seller
          (a) Operation Of Business. During the Pre-Closing Period, Seller agrees to use all commercially reasonable efforts to conduct its operations in the Expansion Business exclusively in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement.
          (b) Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, Seller shall promptly notify Buyer in writing of the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Seller in this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.1(b) requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to the Buyer an update to the Seller Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 5.3 has been satisfied.
          (c) No Negotiation. Seller agrees that, during the Pre-Closing Period, Seller shall not, directly or indirectly: (a) solicit or encourages the initiation of any inquiry, proposal or offer from any Person (other than Buyer) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Buyer) relating to any proposed Acquisition Transaction; or (c) becomes a party to any Acquisition Transaction. Notwithstanding the foregoing, Seller may enter into discussions in response to an unsolicited offer by a third party to acquire the Expansion Business if Seller concludes in good faith, after consultation with its outside legal counsel, that the failure to enter into such discussions would be inconsistent with its fiduciary duties under applicable law.
          (d) Best Efforts. During the Pre-Closing Period, Seller shall use its Best Efforts to cause the conditions set forth in Section 5.3 to be satisfied on a timely basis.
          (e) Confidentiality. Buyer agrees that Seller shall have the right to disclose the terms and conditions of this transaction in the manner required pursuant to the Securities Exchange Act of 1934.
     5.2. Pre-Closing Covenants of Buyer.
          (a) Operation of the Business. Buyer shall ensure that during the Pre-Closing Period, Buyer shall conduct its operations exclusively in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement.

          (b) Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, Buyer shall promptly notify Seller in writing of the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Buyer in this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.2(b) requires any change in the Buyer Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Buyer Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Buyer shall promptly deliver to Seller an update to the Buyer Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Buyer Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 5.4 has been satisfied.
          (c) Best Efforts. During the Pre-Closing Period, Buyer shall use its Best Efforts to cause the conditions set forth in Section 5.4 to be satisfied.
          (d) Confidentiality. Buyer shall ensure that, during the Pre-Closing Period: (a) Buyer does not issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord or creditor of the Buyer or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Buyer is required by law to make any such disclosure; and (b) if Buyer is required by law to make any such disclosure, Buyer shall advise the Seller at least one (1) business day before making such disclosure, of the nature and content of the intended disclosure.
     5.3. Conditions Precedent to Buyer’s Obligation to Close.
     Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in writing):
          (a) Accuracy Of Representations. All of the representations and warranties made by Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          (b) Performance Of Obligations.
(i)	Each of the Ancillary Agreements shall have been executed by each of the parties thereto (excluding Buyer) and delivered to Buyer, and Seller will make the deliveries required in Section 2.6.

(ii)	All of the other covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

          (c) Consents. Each of the Consents identified in Schedule 3.4 of the Seller Disclosure Schedule shall have been obtained and shall be in full force and effect.
          (d) Closing Inventory. Seller and Buyer shall have agreed as to the value of the Closing Inventory.
          (e) No Material Adverse Change. There shall have been no material adverse change in the business, condition, Assets, liabilities, operations, financial performance, net income or prospects of Seller’s Expansion Business since the date of this Agreement.
          (f) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened (other than by Buyer or any Representative of or Person acting on behalf of Buyer) any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
          (g) No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, any applicable Legal Requirement or Order.
          (h) Updates to Seller Disclosure Schedule. In the event that Seller updates the Seller Disclosure Schedule, then such updated Seller Disclosure Schedule shall be satisfactory to the Buyer in its reasonable discretion.
     5.4. Conditions Precedent to Seller’s Obligation to Close.
     Seller’s obligation to sell the Assets to Buyer and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):
          (a) Accuracy Of Representations. All of the representations and warranties made by Buyer in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects on the Closing Date as if made on the Closing Date.
          (b) Buyer’s Performance.
(i)	Each of the Ancillary Documents shall have been executed by each of the parties thereto (excluding Seller) and delivered to Seller, and Buyer shall have executed and delivered to Seller the Note, and Buyer shall have made the deliveries required in Section 2.6.

(ii)	All of the other covenants and obligations that Buyer is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.
          (c) No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of Buyer since the date of this Agreement.
          (d) Closing Inventory. Seller and Buyer shall have agreed as to the value of the Closing Inventory.
          (e) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened (other than by the Seller or any Representative of or Person acting on behalf of Seller) any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
          (f) Updates to Buyer Disclosure Schedule. In the event that Buyer updates Buyer’s Disclosure Schedule, then such updated Buyer Disclosure Schedule shall be satisfactory to Seller in its reasonable discretion.
          (g) Sale of Patents. Seller shall have completed the sale to a third party (the “Patents Purchaser”) of the Saleable Patents for sale proceeds to Seller of at least $2,000,000.
ARTICLE VI
Termination
     6.1. Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by Buyer if there is a material Breach of any covenant or obligation of Seller and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to Seller;
          (b) by Seller if there is a material Breach of any covenant or obligation of Buyer and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to Buyer;
          (c) by Buyer if the Closing has not taken place on or before March 15, 2007;
          (d) by Seller if the Closing has not taken place on or before March 15, 2007; or
          (e) by the mutual written consent of Buyer and Seller.
     6.2. Termination Procedures. If Buyer wishes to terminate this Agreement pursuant to Section 6.1(a) or Section 6.1(c), Buyer shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to

Section 6.1(b) or Section 6.1(d), Seller shall deliver to Buyer a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.
     6.3. Effect Of Termination. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement shall terminate, and this Agreement shall be of no further force or effect, without any liability on the part of any Party; provided, however, that, notwithstanding the above, no such termination of this Agreement shall relieve any Party from liability if such Party breached its obligations under Section 5.1(d) or 5.2(c) of this Agreement.
     6.4. Exclusivity Of Termination Rights. The termination rights provided in Section 6.1 shall be deemed to be exclusive.
ARTICLE VII
Post Closing Matters and Other Agreements
     7.1. Further Instruments of Transfer. Following the Closing, each Party at the request of the other Party agrees to deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Buyer good and marketable title to the Assets, and (ii) transfer to Buyer all licenses and permits necessary for the operation of the Assets.
     7.2. Seller Employees. Immediately following the Closing, Buyer shall offer employment to certain employees of Seller related to the Expansion Business as identified by Buyer, and all such employees shall be offered salaries and standard employee benefit programs as otherwise applicable for similarly situated employees of Buyer. To the extent legally permissible and permissible under the terms of Buyer’s employee benefit plans, except with respect to the vesting of stock options or stock purchase rights which they may be offered, time of service with Seller shall be credited to those employees hired by Buyer for purposes of Buyer’s employee benefit programs where time of service is relevant and appropriate.
     7.3. Future Development of Pitch Technology and Rhesus Technology Products. Following the Closing, at the request of Seller from time to time, Buyer will use all commercially reasonable efforts to develop products incorporating the Pitch Technology and/or the Rhesus Technology identified by Seller, for which Seller shall pay Buyer a reasonable NRE fee as mutually agreed to by Seller and Buyer, provided such engineering resources are available (the “Agreed Products”). In addition, for each Agreed Product, Seller shall also pay Buyer a royalty equal to five percent (5%) of the total manufacturing costs for any Agreed Products purchased by Buyer from Seller. The terms of any such development services shall be set forth in a Product Development Agreement, which shall be in form and substance reasonably acceptable to each Party.
     7.4. License of Rhesus Technology. Effective as of the Closing Date, Buyer hereby grants to Seller a world-wide, non-exclusive, transferable (but only to a purchaser of all of the assets of Seller), sublicenseable (but only to an entity performing manufacturing services for Seller for the products referred to in this Section 7.4) and royalty-free license to the Rhesus

Technology to make, have made, use, sell, import, reproduce, distribute, create derivative works, perform and display products incorporating the Rhesus Technology.
     7.5. Buyer Financing. Buyer will utilize its best efforts to enter into a line of credit of at least Five Hundred Thousand Dollars ($500,000) as soon as possible following the Closing.
ARTICLE VIII
Remedies
     8.1. Indemnification by Seller. Subject to the terms and conditions of this Article, Seller shall indemnify, defend and hold Buyer and its directors, officers, agents, attorneys and affiliates (the “Buyer Indemnified Parties”) harmless from and against all Damages asserted against or incurred by such indemnitees by reason of or resulting from: (a) any Breach of any representation, warranty or covenant of Seller contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder; and (b) any liability or obligation related to Seller (excluding the Assumed Liabilities).
     8.2. Indemnification by Buyer. Subject to the terms and conditions of this Article, Buyer hereby agrees to indemnify, defend and hold Seller and its directors, officers, agents, attorneys and affiliates (the “Seller Indemnified Parties”) harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from: (a) any Breach of any representation, warranty or covenant of the Buyer contained herein or in any exhibit, schedule or certificate delivered hereunder; or (b) the failure of Buyer to pay, perform and discharge when due any of the Assumed Liabilities.
     8.3. Limitations.
          (a) Seller shall not be required to indemnify any Buyer Indemnified Party under Section 8.1 for breaches of representations and warranties until the Damages, individually or in the aggregate, incurred by the Buyer Indemnified Parties under Section 8.1 exceed $250,000 (the “Seller De Minimis”); it being agreed and understood that all Damages for breaches of representations and warranties incurred by Buyer shall accumulate until such time or times that such accumulated Damages incurred by the Buyer Indemnified Parties exceed the Seller De Minimis, whereupon the Buyer Indemnified Parties shall be entitled to indemnification from Seller as provided in Section 8.1 for all such Damages incurred by the Buyer Indemnified Parties in excess of the Seller De Minimis. Notwithstanding the foregoing, Seller shall not be required to indemnify the Buyer Indemnified Parties for any amount of Damages in excess of $3,800,000.
          (b) Buyer shall not be required to indemnify any Seller Indemnified Party under Section 8.2 for breaches of its representations and warranties until the Damages, individually or in the aggregate, incurred by Seller Indemnified Parties under Section 8.2 exceed $250,000 (the “Buyer De Minimis”); it being agreed and understood that all Damages for breaches of representations and warranties incurred by Seller Indemnified Parties shall accumulate until such time or times that such accumulated Damages incurred by Seller Indemnified Parties exceed the Buyer De Minimis, whereupon the Seller Indemnified Parties shall be entitled to indemnification from Buyer as provided in Section 8.2 for all such Damages incurred by the Seller Indemnified Parties in excess of the Buyer De Minimis. Notwithstanding the foregoing, Buyer shall not be required to indemnify Seller Indemnified Parties for any amount of Damages of any kind in excess of an aggregate amount equal to $3,800,000.
     8.4. Third-Party Indemnification. The respective obligations and liabilities of the Seller and Buyer (the “indemnifying party”) to the Buyer Indemnified Parties and the Seller Indemnified Parties, as appropriate (the “party to be indemnified”), under Sections 8.1 and 8.2 with respect to Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:
          (a) As soon as practicable after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the party to be indemnified. The indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified.
          (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.
          (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the prior consent of the party to be indemnified; provided, however, that such consent shall not be unreasonably withheld.

          (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other with respect to any claim as described in this Section 8.4.
     8.5. No Right of Setoff. Buyer shall not have the right to withhold or deduct any amounts owed or claimed to be owed to Buyer by Seller from any amounts owed to Seller by Buyer. Seller shall not have the right to withhold or deduct any amounts owed or claimed to be owed to Seller by Buyer from any amounts owed to Buyer by Seller.
     8.6. Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.
     8.7. Remedies Exclusive. The remedies provided in this Article VIII shall be the exclusive rights and remedies available to one party against the other for any claim related to the matters set forth in Sections 8.1 or 8.2.
     8.8. Disclosure of Breaches. Notwithstanding anything in this Agreement to the contrary, to the extent that any party to be indemnified has knowledge prior to the Closing of any facts that form the basis for a claim for indemnity under this Article VIII, then such party to be indemnified shall not be entitled to be indemnified for any such claim; it being agreed and understood that indemnifying party shall have the burden of proof to show that such knowledge existed.
ARTICLE IX
Miscellaneous
     9.1. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by both Parties.
     9.2. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by either Party.
     9.3. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each Party shall bear its own costs and expenses (including attorneys’ fees and expenses) incurred in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such Party and its Representatives with respect to the business of any other Party; (iii) the negotiation, preparation and review of the Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.
     9.4. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties. Except for the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to Article VII, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a Party any rights or remedies hereunder or thereunder.
     9.5. Entire Agreement. This Agreement (including the Exhibits attached hereto) and the agreements contemplated hereby constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
     9.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     9.7. Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by Seller and Buyer, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of twelve (12) months, provided, however, that if a Claim relating to any representation or warranty is made against Seller or Buyer on or prior to the end of such twelve-month period, the representation or warranty that is the basis for such Claim shall survive, but only for the purpose of the resolution of such Claim, until such time as such Claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Seller and Buyer or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.
     9.8. Governing Law; Jurisdiction; Service of Process. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE. ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THE BINDING PROVISIONS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF ARIZONA, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES

DISTRICT COURT FOR THE STATE OF ARIZONA, AND EACH PARTY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
     9.9. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     9.10. Confidentiality; Publicity and Disclosures. Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior Knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the Parties assisting the Parties in connection with the transactions contemplated by this Agreement, and (iii) by Seller and Parent in connection with obtaining consents as required hereunder.
     9.11. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to Seller:	Mobility California, Inc.
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
Attention: Chief Executive Officer
Facsimile: (480) 596-0349

With a copy to:	Jackson Walker L.L.P.
2435 N. Central Expressway, Suite 600
Richardson, Texas 75080
Attention: Richard F. Dahlson, Esq.
Facsimile: (214) 953-6187

If to Buyer:	Mission Technology Group, Inc.
Dba, Magma, Inc.
9918 Via Pasar, San Diego, CA, 92126
Attention: Randy Jones
Facsimile:
Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     9.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     EXECUTED as of the date first above written.

MOBILITY CALIFORNIA, INC.

By:	/s/ Joan W. Brubacher

Name: Joan W. Brubacher
Title: VP & CFO

MISSION TECHNOLOGY GROUP, INC.

By:	/s/ Randy Jones

Name: Randy Jones
Title: President

EXHIBIT A
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Transaction” shall mean any transaction involving the sale or other disposition of the Assets or the Expansion Business (other than in the Ordinary Course of Business).
     “Assets” shall mean the assets of Seller specified on Exhibit A-1 attached hereto.
     “Assumed Liabilities” shall mean the obligations and liabilities of Seller identified on Exhibit A-3 attached hereto.
     “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.
     “Breach.” There shall be deemed a “Breach” of any representation, warranty, covenant, obligation or other provision if there has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision.
     “Claim” shall mean any claim, threat, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any information proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation. Claim includes written, email, verbal and other forms of communication and is not limited in any way by the type of Person initiating the Claim.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.
     “Code” shall mean the Internal Revenue Code of 1986.
     “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Excluded Assets” means all of the assets of the Company, excluding the Assets; it being agreed and understood that “Excluded Assets” specifically include, but are not limited to, accounts receivable relating to Seller’s Expansion Business and the patents, patent applications, technology and intellectual property identified on Exhibit A-2 attached hereto.
     “Expansion Business” means Seller’s existing business of designing, developing, assembling and distributing Expansion and Docking Products.
     “Expansion and Docking Products” means products that connect via a bus to a computing device (including but not limited to handheld, tablet, server, desk top, personal digital assistant, laptop, notebook, or any similar computing device), for the purpose of expanding or connecting the computing device to various peripherals commonly connected to computers in office or home or travel environments (including but not limited to such peripherals as display monitors, drives, storage devices, USB and 1394 ports, PCI cards, Ethernet, keyboards, mice, and the like). Typical products include docking products for portable computers and Seller’s line of expansion products (including but not limited to expansion of available input/output slots and/or drive bays in a computing system).
     “GAAP” means generally accepted accounting principles, consistently applied with prior periods.
     “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     “Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, circuit designs and assemblies, IP cores, semiconductor devices, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code, subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
     “Intellectual Property Rights” shall mean and includes all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade names rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.
     “Knowledge” shall mean actual awareness of a particular fact or other matter by a Person (which, in the case of an Entity, shall mean the officers and directors of such Entity).
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     “Material Adverse Effect” shall mean any inaccuracy, event, change or effect that is, or is reasonably likely to result in, a significant and substantial adverse change to the financial condition, business or results of operations of Seller.
     “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
     An action taken by or on behalf of any Party shall not be deemed to have been taken in the “Ordinary Course of Business” unless (a) such action is recurring in nature, is consistent with the past practices of such Party and is taken in the ordinary course of the normal day-to-day operations of such Party; (b) such action is taken in accordance with sound and prudent business practices; and (c) such action is not required to be authorized by the shareholders of such Party, the board of directors of such Party or any committee of the board of directors of such Party and does not require any other separate or special authorization of any nature.
     “Pitch Technology” shall have the meaning ascribed thereto in Exhibit A-2 attached hereto.
     “Person” shall mean any individual, Entity or Governmental Body.
     “Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing Date.
     “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
     “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     “Rhesus Technology” shall have the meaning ascribed thereto in Exhibit A-2 attached hereto.
     “Seller Contract” shall mean any Contract listed on Schedule II to Exhibit A-1 attached hereto.
     “Seller IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Seller and included in the Assets.
     “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Transactional Agreements” shall mean: (a) this Agreement; (b) the 1st Note; (c) the 2nd Note; (d) the Ancillary Agreements; and (e) the Closing Certificates.
     “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements and other agreements delivered in connection with the Transactional Agreements, including, without limitation,: (i) the sale of the Assets by Seller to Buyer in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by Buyer pursuant to the Assumption and Agreement; and (iii) the performance by Seller of its obligations under the Transactional

Agreements, and the exercise by Seller and Buyer of their respective rights under the Transactional Agreements.

EXHIBIT A-1
ASSETS
     “Assets” shall mean the following assets of Seller other than the Excluded Assets:
          (a) $1,000,000 in cash (the “Closing Cash”);
          (b) those specific assets set forth on Schedule I attached hereto;
          (c) the Seller Contracts set forth on Schedule II attached hereto; and
          (d) all rights to the “Magma” mark and the expansion patents and patents pending described on Schedule III attached hereto.

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EXHIBIT A-2
CERTAIN SPECIFIED EXCLUDED ASSETS
1. All cash (excluding the Closing Cash);
2. Accounts receivable outstanding as of the Closing Date;
3. Seller’s “Pitch” products and technology, which is a handheld presentation device, including, without limitation, the following Intellectual Property covering such products and technology (collectively, the “Pitch Technology”):
a.	US Pending Patent Application No. 10/766,660 titled “Modular Presentation Device for Use with PDA’s and Smartphones,” filed January 28, 2004;

b.	US Pending Patent Application No. 10/782,082 titled “Modular Presentation Device with Network Connection for Use with PDA’s and Smartphones,” filed April 29, 2004 and June 29, 2004; and

c.	PCT Pending Patent Application No. US05/06089 PCT titled “Modular Presentation Device with Network Connection for Use with PDA’s and Smartphones,” filed February 22, 2005.
4. Seller’s “Lemur” products and technology, including, without limitation, the following Intellectual Property covering such products and technology (collectively, the “Lemur Technology”):
a.	US Patent Pending Application No. 11/343,046 titled “A Networked Linux Machine and windows Software Development System,” filed January 30, 2006; and

b.	PCT Pending Application No. [Not yet received] titled “A Networked Linux Machine and Windows Software Development System,” filed November 7, 2006.
5. Seller’s laptop cooling stand products and technology, including, without limitation, the following Intellectual Property covering such products and technology:
a.	US Patent No. D475,057 titled “Laptop Computer Stand (Design),” issued May 27, 2003; and

b.	US Patent No. 6,527,241 titled “Apparatus for Cooling a Laptop Computer,” issued March 4, 2003.
6. The following patents and patent applications (collectively, the “Saleable Patents”):
a.	US Patent No. 6,093,039 titled “Docking Device for a Portable Computer,” issued July 25, 2000;

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b.	US Patent No. 5,930,119 titled “Backplane Having Reduced LC Product,” issued July 27, 1999;

c.	US Patent No. 5,838,539 titled “Docking Module for Portable Computers,” issued March 20, 2001;

d.	US Patent No. 5,696,667 titled “Backplane for High Speed Data Processing System,” issued December 9, 1997;

e.	US Patent No. 6,256,691 titled “Universal Docking Station,” issued July 3, 2001;

f.	US Patent No. 5,781,747 titled “Method and Apparatus for Extending the Signal Path of a Peripheral Component Interconnect Bus to a Remote Location,” issued July 14, 1998;

g.	US Patent No. 5,941,965 titled “Universal Docking Station,” issued August 24, 1999;

h.	US Patent No. 6,205,201 titled “Telephone Line Testing Device,” issued March 20, 2001;

i.	US Pending Patent Application No. 11/472,025 titled “High Speed PCIe Connector Having Differential Pair Pin Assignments,” filed June 22, 2006;

j.	US Pending Patent Application No. 09/706,147 titled “Telephone Handset Switching Method and Apparatus,” filed November 2, 2000.
7. Seller’s handheld hardware products, technology and business, which consists of marketing and selling cradles for handheld and converged mobile devices that allow users to have a direct connection to a network environment, including, without limitation, any and all Intellectual Property related thereto, including, without limitation, the following Intellectual Property covering such products and technology:

a.	US Pending Patent Application No. 10/625,433 titled “Electronic Device Cradle Organizer,” filed July 23, 2003; and

b.	US Pending Patent Application No. 60/673,575 titled “USB Master Selector,” filed April 21, 2005.
8. Seller’s keyboard products, technology and business, which consists of the business and assets of Think Outside, Inc. acquired by Seller in May 2006 and relates to designing, marketing and selling foldable keyboards for use with mobile electronic devices, including, without limitation, any and all Intellectual Property related thereto.

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EXHIBIT A-3
ASSUMED LIABILITIES
1. All ongoing Customer Service warranty and support obligations to third parties.
2. All obligations arising after the Closing Date on the Seller Contracts.
3. All returns or refunds of any Expansion Business products sold by Seller on or prior to the Closing Date.
4. All warranty obligations of Seller pertaining to any Expansion Business products sold by Seller on or prior to the Closing Date.
5. The Standard Industrial/Commercial Multi-Tenant Lease by and between Carroll Canyon Commerce Center, LLC and Mobility California, Inc., dated as of September 9, 2004.
6. All non-cancelable purchase orders pertaining to products manufactured and/or sold by Seller pertaining to the Expansion Business which are outstanding as of the Closing Date as set forth on Schedule IV attached hereto.
7. All leases, service arrangements, and related liabilities, including taxes if any, pertaining to those specific Assets set forth on Schedule I attached hereto.

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